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                                                                       EXHIBIT 5




                                  April 6, 2006


George L. Chapman
Chairman of the Board and
Chief Executive Officer
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, OH  43604

          Re: HEALTH CARE REIT, INC.
              3,450,000 Shares of Common Stock

Dear Mr. Chapman:

                  We have acted as counsel to Health Care REIT, Inc. (the "Company") in connection with the offering of 3,450,000 shares of its common stock, par value $1.00 per share (the "Shares"), pursuant to a prospectus supplement dated April 6, 2006 (the "Prospectus Supplement") to the prospectus dated May 24, 2005 (the "Prospectus"), included in the Company's registration statement on Form S-3, as amended (File No. 333-120917), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

                  In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements, and instruments as we have deemed necessary and appropriate to render an opinion herein set forth.

                  Based upon the foregoing, it is our opinion that the Shares will be, when issued and sold in the manner set forth in the Prospectus Supplement and the accompanying Prospectus, legally and validly issued and fully paid and nonassessable.

                  The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Company's Form 8-K to be filed with the Securities and Exchange Commission on April 6, 2006.

                                    Very truly yours,

                                    /s/ Shumaker, Loop & Kendrick, LLP

                                    SHUMAKER, LOOP & KENDRICK, LLP